Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond, VA 23219-0501 +1 804.444.7925 T www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil tel: +1 804-444-6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

Alan Wilson Elected to MWV Board of Directors

RICHMOND, VA (June 28, 2011)—MeadWestvaco Corporation’s (NYSE: MWV) Board of Directors today elected Alan D. Wilson a director of the company. Mr. Wilson brings extensive consumer products knowledge and experience in the food industry to help guide MWV’s global packaging business.

Mr. Wilson is chairman, president and chief executive officer of McCormick & Company, Incorporated, a global leader in flavor and provider of spices, seasoning mixes, condiments, and other flavorful products to the entire food industry - retail outlets, food manufacturers and foodservice businesses. He has served in a variety of executive management roles at McCormick since joining the company in 1993. Previously, Mr. Wilson worked for nine years at Procter & Gamble, where he held progressively responsible positions in product supply, procurement and manufacturing.

Mr. Wilson currently serves on the Board of Directors of the Grocery Manufacturer’s Association, the leading trade association for the food, beverage and consumer packaged goods industry. He also serves on the Board of Directors of the Greater Baltimore Committee and the Healthy Weight Commitment Foundation, and on the Maryland Economic Development Commission and the Business Roundtable for Education. He is President of the Alumni Board of the University of Tennessee, Knoxville and a member of the Board of Visitors of the University of Maryland, Baltimore County.

Mr. Wilson is a graduate of the University of Tennessee in Knoxville, Tennessee.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,500 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for seven consecutive years. For more information, please visit www.mwv.com.

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